Exhibit 99.7

ICPI Promissory Note 3 – February 28, 2011

PROMISSORY NOTE

$659.34	Cedar Knolls, New Jersey
February 28, 2011

For value received, PAZOO, Inc. (“Maker”) promises to pay to the order of Integrated Capital Partners, Inc., or its successors and/or assigns (the “Holder”) on or before February 28, 2012 (the “Maturity Date”), the principal sum of Six Hundred Fifty-Nine and 34/100 United States Dollars ($659.34), together with interest on any and all principal amounts remaining unpaid hereunder, from time to time outstanding, from the date hereof until payment in full.

1.            Interest and Principal

1.01           Interest.  Interest shall accrue on the principal of this Note at the short term Applicable Federal Rate as set by the Internal Revenue Service which is fifty one one hundredths of one percent (.51%) per annum, compounded annually.

1.02           Principal.  The principal, and all accrued interest, shall be paid on or before the Maturity Date.

1.03           Prepayment.  This Note may be prepaid, without premium or penalty.

1.04           Delivery of Payment.  All payments made hereunder shall be made to the Holder at the address he may from time to time designate in writing to the Maker.  If any payments are required to be made on a day that is not a Business Day (as hereinafter defined) the date on which such payment is required to be made shall be extended to, and such payment shall be required to be made on, the next Business Day.  “Business Day” shall mean a day other than Saturday, Sunday and any day that shall be in the State of New Jersey a legal holiday.

2.            Offsets.

2.01           Any and all other obligations of the Maker or Holder to each other are independent obligations and may not be offset against the obligations under this Note.

3.            Collateral.

3.01           Holder shall have, as security, a blanket lien on all property of the Maker.  If so requested by Holder, Maker consents to the filing of a UCC-1 financing statement on all available assets of the Maker, including, without limitation, any accounts receivable.

4.             Defaults and Remedies.

4.01          Events of Default.  An “Event of Default” shall occur if:

(a)           the Maker defaults in the payment of principal and interest on this Note when it becomes due and payable, at maturity or otherwise, and the Default continues for a period of ten (10) days after written notice to Maker; or

(b)           the Maker fails to comply with any of the other agreements contained in this Note, and the Default continues for the period of ten (10) days after written notice to Maker; or

(c)           the Maker pursuant to or within the meaning of any Bankruptcy Law (as defined below):

(i) commences a voluntary case;

(ii) consents to the entry of an order against it for relief in an involuntary case; or

(iii)  makes a general assignment for the benefit of its creditors; or

(d)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)  is for relief against the Maker in an involuntary case;

(ii) appoints a Custodian (as hereinafter defined) for all or substantially all of the assets of the Company; or

(iii)  orders a liquidation of the Maker’s assets.

The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar federal or state law.  The term “Custodian” means any receiver, trustee, assignee, liquidator, or similar official under any Bankruptcy Law.

4.02           Acceleration.  If an Event of Default occurs and continues for more than thirty (30) days, the Holder of this Note may, by written notice to the Maker, declare the principal and accrued interest on this Note to be immediately due and payable.

4.03           Other Remedies.  If an Event of Default occurs and is continuing, the Holder of this Note may pursue any available remedy to collect the payment of interest, principal, or premium, if any, on this Note or to enforce any provision of this Note.  If an Event of Default occurs, Holder shall be entitled to reimbursement, from Maker, of all costs (including reasonable attorney’s fees) incurred by Holder to enforce any provision of this Note. A delay or omission by the Holder of this Note in exercising any right or remedy accruing upon an event of Default shall not impair the right or remedy or constitute a waiver or acquiesce in the Event of Default.  All remedies are cumulative to the extent permitted by law.

5.            Miscellaneous

5.01           Notice of Presentment and Demand.  The undersigned hereby waives presentment, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note, and hereby consents to any extensions of time, renewals, releases of any party to this Note.

5.02           Jurisdiction, Venue and Interpretation. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (NOTWITHSTANDING ANY LAWS GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEW JERSEY.  ANY ACTION COMMENCED UNDER THIS NOTE MUST BE COMMENCED IN A COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK.

PAZOO, INC.

By:
David Cunic / President